Exhibit 8

SECOND AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

This Second Amendment to Executive Employment Agreement (“Second Amendment”) is effective as of the 8th day of July, 2008 (the “Effective Date”) by and among Prospect Medical Holdings, Inc., a Delaware corporation (“PMH”), Alta Hospitals System, LLC, a California limited liability company (“Alta”) and Samuel S. Lee, an individual (“Executive”) with reference to the following:

a.             Alta, as Employer, and Executive previously entered into an Executive Employment Agreement effective as of August 8, 2007 providing for the employment of Executive as Chief Executive Officer of Alta (the “Employment Agreement”).

b.             Alta is a wholly owned subsidiary of PMH.

c.             The Employment Agreement was amended by a First Amendment to Executive Employment Agreement effective March 19, 2008 (the “First Amendment”) whereby Executive agreed to serve as Chief Executive Officer of PMH in addition to continuing his service as Chief Executive Officer of Alta.

d.             By this Second Amendment, PMH and Executive desire to further amend the Employment Agreement to provide for an increase in Executive’s base compensation to reflect the additional duties assumed by Executive in connection with his appointment as Chief Executive Officer of PMH.

e.             During its current fiscal year, Executive has led PMH in the implementation of a turnaround plan, including the negotiation of waivers and amendments to PMH’s outstanding credit facilities, and in so doing has provided extraordinary services to PMH.

f.              By this Second Amendment, PMH and Executive desire to further amend the Employment Agreement to provide for the payment to Executive of a one time turnaround services bonus in consideration of the extraordinary services provided by Executive in connection with the implementation of PMH’s turnaround plan.

Capitalized terms used herein but not defined shall have the meaning given to them in the Employment Agreement.

FOR GOOD AND VALUABLE CONSIDERATION, the receipt of which is hereby acknowledged, PMH, Alta and Executive agree to and hereby further amend the Employment Agreement (as previously amended by the First Amendment) in the following respects.

1.             Base Salary Increase.  Section 4a of the Employment Agreement is hereby amended in its entirety as follows:

“(a) Base Salary.  PMH shall pay Executive a base salary of Six Hundred Fifty Thousand Dollars ($650,000) per annum (the “Base Salary”), effective retroactively as of March 19, 2008.  Payments shall be made in periodic installments in accordance with the normal payroll practices of Employer, as such may be changed from time to time to consolidate or coordinate with the normal payroll practices of PMH and/or PMH’s subsidiaries or affiliates; provided, however, that in order to give retroactive effect to Executive’s Base Salary as of March 19, 2008, Executive’s next regularly scheduled Base Salary payment installment shall be adjusted to include such additional amounts as may be necessary to account for the difference between the aggregate payments actually received by Executive in all periodic payments made subsequent to March 19, 2008 and the aggregate payments which would have been received by Executive in such periodic payments had such payments reflected the foregoing Base Salary as of March 19, 2008.  The Base Salary may be increased but not decreased.”

2.             Turnaround Services Bonus.  Section 4h is hereby added to the Employment Agreement to read in its entirety as follows:

“(h) Turnaround Services Bonus.  In consideration of the extraordinary services provided by Executive in connection with the turnaround efforts implemented by PMH during its current fiscal year, PMH shall pay to Executive, on or before July 11, 2008, a one-time turnaround services bonus in the amount of Four Hundred Twenty Five Thousand Dollars ($425,000).”

3.             Definition of Employer.  Section 10(l) is hereby added to the Employment Agreement to read in its entirety as follows:

“(l)          The term Employer, whenever used in this Agreement, shall mean PMH and/or Alta, as the context shall require.”

4.             Employment Agreement Continued.  Except as modified by this Second Amendment, the Employment Agreement, as previously modified by the First Amendment, is ratified and shall continue in all respects.

IN WITNESS WHEREOF, PMH, Executive and Alta have executed this Second Amendment as of the date set forth above.

“PMH”	“EXECUTIVE”

PROSPECT MEDICAL HOLDINGS, INC.

By:
Ellen Shin, Esq.	Samuel S. Lee
Secretary

“ALTA”

ALTA HOSPITALS SYSTEM, LLC

By:
Samuel S. Lee
Manager